Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-173210, 333-165847, 333-160464, 333-150102, 333-125760, 333-131976, 333-132564, 333-135677, 333-137250 and 333-140994 on Form S-8 of our reports dated August 29, 2011, relating to the consolidated financial statements and consolidated financial statement schedule of Silicon Graphics International Corp. and its subsidiaries (collectively, the “Company”), and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended June 24, 2011.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
August 29, 2011